Exhibit 1

                                    AGREEMENT

                  This Agreement ("Agreement") is entered into as of August 5, 1996 by ERLY Industries Inc., a California corporation ("ERLY") and ING (U.S.) Investment Corporation, a Delaware Corporation ("ING Investment"), a wholly owned subsidiary of Internationale Nederlanden (U.S.) Capital Corporation, a Delaware corporation ("ING Capital"), with reference to the following:

                                    RECITALS

                  A. Reference is made to (i) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "A" Warrant, dated as of February 16, 1995, as amended by Amendment No. 1 To A Warrant dated as of July 28, 1995 (such Warrant, as so amended, the "A Warrant"), and (ii) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "B" Warrant, dated as of February 16, 1995, as amended by Amendment No. 1 To B Warrant dated as of July 28, 1995 (such Warrant, as so amended, the "B Warrant"; each of the A Warrant and B Warrant may be referred to individually as a "Warrant," and shall be referred to collectively as the "Warrants"), both of which were issued by ERLY in favor of ING Capital, and both of which have been assigned by ING Capital to ING Investment. Capitalized terms not otherwise defined herein are as defined in the Warrants.

                  B. ERLY has given notice to ING Investment of its intention to exercise the Call Option with respect to 100% of the Callable Warrant Stock, but has proposed a repurchase price for the Callable Warrant Stock that is less than the price provided for in the Warrants.

                  C. ING Investment has agreed to accept the reduced repurchase price proposed by ERLY, subject to the terms and conditions hereof.

                                    AGREEMENT

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

                  1. Reduced Call Share Price; Repurchase Price. Subject to
SECTION 2 below, and notwithstanding anything to the contrary in the Warrants, the Call Share Price shall be an amount calculated by dividing (i) $2,125,000.000 by (ii) the total number of shares of Callable Warrant Stock on the Closing Date (as defined below) (the amount so calculated, the "Reduced Call Share Price"). Consequently, the aggregate purchase price for 100% of the Callable Warrant Stock shall be $2,125,000.000 (the "Repurchase Price").

                  2. Subsequent Public Offering, Sale or Merger. In the event that at any time within six (6) months following the date upon which the Repurchase Price is paid to ING Investment (the "Closing Date"):

                  a. ERLY files a registration statement with the Commission with respect to a public offering of Common Stock, and if the net offering price per share to ERLY (after deduction of all underwriters' discounts, fees, commissions and expenses related to such offering, but without deducting the value of any warrants, options or other rights granted or sold to any such underwriter) upon consummation of such public offering exceeds the Reduced Call Share Price, ERLY shall, within five days after the consummation of such public offering, pay to ING Investment

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                                    AGREEMENT


in cash as an additional amount of Repurchase Price hereunder the lesser of (i) $387,000 and (ii) the amount of such excess multiplied by the number of shares of Callable Warrant Stock on the Closing Date; or

               b. (i) ERLY enters into any agreement for the merger or sale of substantially all of the assets of ERLY or (ii) the holders of a majority of the shares of Common Stock Outstanding at such time enter into an agreement to sell such shares of Common Stock, and if the "net value per share", as defined below, received by ERLY or such holders upon consummation of such merger or sale, as the case may be, exceeds the Reduced Call Share Price, ERLY shall, within five days after the consummation of such merger or sale, as the case may be, pay to ING Investment in cash as an additional amount of Repurchase Price hereunder an amount equal to the lesser of (A) $387,000 and (B) the product of such excess
(x) multiplied by total number of shares of Callable Warrant Stock on the Closing Date, (y) multiplied by the number of shares of Common Stock Outstanding on the date of such consummation, and (z) divided by a number equal to the sum of (1) the number of shares of Common Stock Outstanding on the Closing Date plus
(2) the number of shares of Callable Warrant Stock on the Closing Date. "Net value per share" shall mean all proceeds received by ERLY or such holders in respect of such shares of Common Stock after the Closing Date, and shall include, without limitation, any distributions made in respect of such shares.

Notwithstanding the foregoing, if there shall have been a subdivision or combination of the Common Stock after the Closing Date, the additional Repurchase Price payable in connection with any of the events described in the foregoing CLAUSES (A) and (B) shall be the amount that it would have been had such subdivision or combination not occurred.

                  3.       Miscellaneous.

               a. Waivers, Amendments, etc. The provisions of this Agreement may from time to time be amended, modified, or waived if such amendment, modification or waiver is in writing and consented to by ING Investment. No failure or delay on the part of ING Investment in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.

               b. Costs and Expenses. ERLY shall pay all attorneys' fees and costs in connection with any action taken by ING Investment to enforce or preserve any of its rights under this Agreement.

               c. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

               d. Further Assurances. ERLY agrees, upon the written request of ING Investment, to execute and deliver to ING Investment, from time to time, any additional instruments or documents reasonably considered necessary by ING Investment to accomplish the transactions contemplated herein.

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               e. Headings. The various headings of this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

               f. Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

               g. Interpretation. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party's having or being deemed to have structured, drafted or dictated such provision.

               h. Complete Agreement. This Agreement, together with the Warrants, constitutes the complete agreement between the parties, and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter hereof.

               i. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

               j. GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE PARTIES CONSENT TO PERSONAL JURISDICTION, WAIVE ANY OBJECTION AS TO JURISDICTION OR VENUE, AND AGREE NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE, IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA.

               k. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY, RATHER THAN ARBITRATION RULES, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.



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

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                         ERLY INDUSTRIES INC.


                                         By:        /s/ KURT GREY
                                         Name:      Kurt Grey
                                         Its:       Vice President

                                         ING (U.S.) INVESTMENT CORPORATION


                                         By:        /s/ MICHAEL W. ADLER
                                         Name:      Michael W. Adler
                                         Its:       Attorney in Fact



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                                    RECEIPTS

               ING (U.S.) Investment Corporation, a Delaware corporation, hereby acknowledges receipt of $2,125,000.00 from ERLY by wire transfer as payment in full (subject to the provisions of SECTION 2 of the Agreement to which this Receipt is attached) for the (i) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "A" Warrant, dated as of February 16, 1995, as amended, and (ii) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "B" Warrant, dated as of February 16, 1995, as amended.

ING (U.S.) INVESTMENT CORPORATION

By:         /s/ MICHAEL W. ADLER
Name:       Michael W. Adler
Title:      Attorney in Fact
Date:       August 5, 1996



               ERLY Industries Inc., a California corporation, hereby acknowledges receipt of (i) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "A" Warrant, dated as of February 16, 1995, as amended, and (ii) the Amended and Restated Warrant to Purchase Common Stock of ERLY Industries Inc., denominated the "B" Warrant, dated as of February 16, 1995, as amended, as delivered to it by ING (U.S.) Investment Corporation.


ERLY INDUSTRIES INC.

By:         /s/ KURT GREY
Name:       Kurt Grey
Title:      Vice President
Date:       August 5, 1996

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